Exhibit 99.1

HSN, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

ST. PETERSBURG, FL - December 29, 2008 – Interactive multichannel retailer HSN, Inc. (NASDAQ: HSNI) announced today that its Board of Directors has adopted a stockholder rights plan designed to protect stockholders in the event of an unsolicited takeover proposal.  The plan was not implemented in reaction to any particular accumulation of shares or takeover activity.

In connection with the adoption of the stockholder rights plan, HSNi’s Board of Directors declared a distribution of one preferred stock purchase right for each share of HSNi’s common stock held by stockholders of record as of January 5, 2009.  Under the plan, these rights will generally become exercisable only if a person or group (i) acquires beneficial ownership of 15% or more of HSNi’s common stock, or (ii) announces or commences a tender or exchange offer that would result in that person or group acquiring 15% or more of HSNi’s common stock.  The rights plan provides certain exceptions for Liberty Media in accordance with the Spinco Agreement with HSNi and other existing stockholders owning in excess of the 15% threshold as at the announcement of the rights plan.

The rights are redeemable by HSNi for $0.001 per right, subject to adjustment, any time before the rights become exercisable.  The rights will expire on December 23, 2018 unless earlier redeemed, exchanged or amended by HSNi.

In commenting on the newly adopted plan, Mindy Grossman, Chief Executive Officer of HSNi, stated, “We continue to be optimistic regarding the company’s long-term prospects which we believe are not adequately reflected in the current trading price of our stock.  The Board believes that adoption of the plan will help ensure that the company has the opportunity to pursue its long-term growth strategy and protect our stockholders by providing the Board with adequate time to evaluate alternatives in the event of an unsolicited offer.”

Additional information regarding the rights plan is contained in a Form 8-K being filed by HSNi with the U.S. Securities and Exchange Commission.

About HSN, Inc.

HSN, Inc. (NASDAQ: HSNI) is a $3 billion interactive multi-channel retailer with strong direct-to- consumer expertise among its two operating segments, HSN and Cornerstone Brands.  HSNi offers innovative, differentiated retail experiences on TV, online, in catalogs, and in brick and mortar stores.  HSNi ships 50 million products and handles 50 million inbound customer calls annually. HSN, which created the television retail industry 31 years ago, now reaches 90 million homes (24 hours a day, seven days a week, live 364 days a year).  HSN.com ranks in the top 30 of the top 500 internet retailers, is one of the top 10 trafficked e-commerce sites, and has more than a quarter million unique users every day.  In addition to its existing media platforms, HSN is the industry leader in technological innovation including services such as Shop by Remote, the only service of its kind in the U.S., and Video on Demand.  Cornerstone Brands comprises leading home and apparel lifestyle brands including Ballard Design, Frontgate, Garnet Hill, Grandin Road, Improvements, Smith+Noble, The Territory Ahead, and Travelsmith. Cornerstone Brands distributes 400 million catalogs annually, operates seven separate e-commerce sites, and runs 25 retail stores.

Contacts:
Felise Glantz Kissell (Analysts/Investors)	Nancy Bushkin (Media)
727-872-7529	727-872-4084
felise.kissell@hsn.net	nancy.bushkin@hsn.net

#   #   #